Exhibit 99.1

For Immediate Release	Press Release

Contacts:
Media Inquiries:	Investor Inquiries:
Michelle Murray	Raiford Garrabrant
Corporate Communications	Director, Investor Relations
michelle_murray@cree.com	raiford_garrabrant@cree.com
(919) 313-5505	(919) 313-5397
(919) 313-5943 (Fax)	(919) 313-5615 (Fax)

Cree Appoints Frank Plastina to Board of Directors

DURHAM, N.C., January 3, 2008 – Cree, Inc. (Nasdaq: CREE), announces that Frank Plastina, president, CEO and director of Tekelec, was appointed to the Company’s Board of Directors, and to the Board’s Audit Committee and Governance and Nominations Committee, effective December 31, 2007.

“We are pleased to have Frank join our Board of Directors,” said Chuck Swoboda, Cree chairman and chief executive officer.  “Frank’s experience and insight as CEO of a company accelerating the transition to high-performance, efficient, converged networks will expand the breadth and strength of our Board.  This transformational insight should be very helpful to Cree as we pursue our strategy to replace traditional lighting solutions with energy-efficient, environmentally-friendly LED lighting.”

Plastina, 45, has served as Tekelec’s President and Chief Executive Officer and as a Board member since February 2006.  Tekelec is a publicly traded provider of telecommunications network systems and software applications based in Morrisville, North Carolina.  Previously, Plastina served as an Executive in Residence at Warburg Pincus LLC, a private equity firm.  From 2003 until 2005, he held various executive positions with Proxim Corporation, a provider of wireless infrastructure equipment for wireless fidelity and wireless broadband markets, including Executive Chairman from January 2005 until July 2005, and President and Chief Executive Officer and Director from May 2003 until December 2004.  From 1987 until 2002, Plastina held various management and executive positions at Nortel Networks.  Plastina holds a degree in commerce from the University of Toronto.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors and devices that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency.  Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications, including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications.  Cree customers range from innovative lighting-fixture makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs, LEDs for backlighting, power-switching devices and radio-frequency/wireless devices.  For additional product specifications please refer to www.cree.com.

Cree is a registered trademark of Cree, Inc.

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